    As filed with the Securities and Exchange Commission on August 6, 1999
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            HELLER FINANCIAL, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------
               Delaware                              36-1208070
                                        (I.R.S. Employer Identification No.)
       (State of Incorporation)

        500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             DEBRA H. SNIDER, ESQ.
  Executive Vice President, Chief Administrative Officer and General Counsel
                            Heller Financial, Inc.
        500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copy to:
                            LAWRENCE D. LEVIN, ESQ.
                              MARK D. WOOD, ESQ.
                             Katten Muchin & Zavis
  525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, (312) 902-5200

                                ---------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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                                            Amount      Proposed maximum Proposed maximum     Amount of
        Title of Each Class of              to be        offering price      aggregate       registration
     Securities to be Registered          registered       per share     offering price(1)       fee
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Debt Securities......................
Warrants to Purchase Debt
 Securities..........................
Senior Preferred Stock, $0.01 par
 value per share(3)..................        (2)              (2)         $10,000,000,000     $2,780,000
Class A Common Stock, $0.25 par value
 per share(3)........................

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(1) The maximum aggregate offering price of debt securities, warrants to purchase debt securities, senior preferred stock and class A common stock registered hereunder shall not exceed $10,000,000,000.
(2) Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.
(3) In addition, the Registrant is registering senior preferred stock and class A common stock that may be issued from time to time upon conversion of convertible debt securities or convertible senior preferred stock. Because this additional senior preferred stock and class A common stock is issuable only upon the conversion of convertible debt securities or convertible senior preferred stock, no registration fee is required with respect to such senior preferred stock and class A common stock pursuant to the provisions of Rule 457(i).

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   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

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Prospectus


                             Heller Financial, Inc.
                             500 West Monroe Street
                            Chicago, Illinois 60661
                                 (312) 441-7000

   By this prospectus, we may periodically offer and issue any combination of the following securities:

  . unsecured debt securities consisting of debentures, notes and/or other evidences of unsecured indebtedness, in one or more series;

  .  warrants to purchase unsecured debt securities;

  .  senior preferred stock, in one or more series; and

  .  class A common stock.

   The total offering price of these securities will not exceed
$10,000,000,000. We will provide the specific terms of these securities in supplements to this prospectus.

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   You should carefully consider the risk factors beginning on page 3 of this prospectus before you invest in our securities.

                               ----------------

   Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is         , 1999

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a shelf registration statement we have filed with the SEC. By using a shelf registration statement, we may sell, from time to time and in one or more offerings, any combination of the securities described in this prospectus. We will not sell more than $10,000,000,000 of securities through these offerings.

   In this prospectus, we provide you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. In the prospectus supplement, we may also update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following locations:

  . the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, DC 20549;

  . the public reference facilities at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

  . the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; or

  . the offices of the Chicago Stock Exchange, One Financial Plaza, 440 South LaSalle Street, Chicago, Illinois 60605.

Some of these locations may charge a modest fee for copies. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. In addition, you may access any document we file with the SEC on its web site at http://www.sec.gov.

   This prospectus is part of a registration statement we have filed with the SEC. The SEC allows us to incorporate documents by reference. This means that we can disclose important information by referring you to another document we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. The information we file later with the SEC will automatically update and supersede the information contained in this prospectus or incorporated by reference from earlier filings. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:

  . the Annual Report on Form 10-K for our fiscal year ended December 31, 1998, as amended by the Form 10-K/A we filed March 12, 1999;

  . the Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 1999 and June 30, 1999;

  . the two Current Reports on Form 8-K dated January 20, 1999, the Current Report on Form 8-K dated April 20, 1999, as amended by the Form 8-K/A we filed April 21, 1999, and the Current Reports on Form 8-K dated April 20, 1999, April 22, 1999, April 23, 1999, July 12, 1999, July 20, 1999,
     July 21, 1999, July 23, 1999 and July 28, 1999; and

  . the description of our class A common stock contained in our Registration Statements on Form 8-A filed April 1, 1998 and May 7, 1998 under Section 12 of the Securities Exchange Act and all amendments and reports that we file to update the description.

   We will provide a copy of the information we incorporate by reference in this prospectus to you at no cost. To request a copy of any or all of this information, you should write or telephone us at Heller Financial, Inc.,
Attention: Treasurer, 500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, the information incorporated by reference in it and any prospectus supplement includes or will include "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, that reflect our current expectations regarding our future results of operations, performance and achievements. We intend for these forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to risks, uncertainties and contingencies which could cause our actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by these statements. These risks, uncertainties and contingencies include, but are not limited to, the risk factors described below and in any prospectus supplement.

   You should not place any undue reliance on any forward-looking statements. Except as required by federal securities laws, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise.

                                  RISK FACTORS

   In addition to the other information contained in this prospectus or any prospectus supplement, you should carefully consider the following risk factors before you invest in our securities.

Various Economic Factors Could Adversely Affect Our Business

 An Economic Recession or Downturn Could Adversely Affect Demand for Our Products, Increase Our Nonearning Assets and Writedowns and Cause a Downgrading of Our Credit Ratings

   Unfavorable economic conditions may prevent us from maintaining our new business origination volume and the credit quality of new business we do originate at previous levels. In an economic recession or other adverse economic environment, we may be unable to achieve growth in finance receivables. Further, an economic downturn or slowdown in specific industries that we target could adversely affect demand for our products and growth in our finance receivables. For example:

  . a downturn in the textile and apparel markets could adversely affect our U.S. factoring business, which represented 9% of our total revenues in 1998. The textile and apparel market constituted 32% of our U.S. factoring business revenues in 1998;

  . a downturn in the commercial real estate markets, which are cyclical and often affected by changes in tax regulations and interest rates, could adversely affect our real estate finance activities. Commercial real estate finance assets represented 15% of our portfolio of lending assets and investments in 1998; and

  . volatility in the capital markets could adversely affect the net gains on our equity investments and the timing and profitability of our securitization transactions. Net gains on our equity investments represented 4% of our total revenues in 1998.

   Unfavorable economic conditions could also cause an increase in our nonearning assets and writedowns because debtors may be unable to meet their payment obligations or other contractual terms. For example, our nonearning assets and writedowns increased during the U.S. economic recession in the early 1990's due to the adverse impact of the recession on our pre-1990 corporate and real estate finance portfolios. Our allowance for losses of receivables may provide insufficient protection against potential writedowns in our portfolio. Adverse economic conditions could also hinder our ability to realize the value of collateral securing our finance receivables or cause declines in the value of equipment subject to lease agreements. See "--Our Allowance for Losses of Receivables May Be Inadequate to Protect Against Losses."

   Furthermore, an economic recession or downturn could cause a downgrading of our credit ratings. This could:

  .  increase our funding costs;

  .  decrease our net interest income;

  .  limit our access to the capital markets; and

  . cause lenders under our existing credit facilities to refuse to extend the credit facilities after their expiration.

 Fluctuations in Interest Rates Could Adversely Affect Our Net Interest Income and Our Ability to Originate New Finance Receivables

   Our operating results and cash flow depend to a great extent upon our level of net interest income, which is the difference between total interest income earned on earning assets and total interest expense paid on interest-bearing liabilities. The following factors could adversely affect our net interest income:

  .  a decrease in the volume of our earning assets;

  .  a decrease in the interest rates earned on our earning assets;

  .  an adverse change in the mix of our earning assets;

  .  an increase in the volume of our interest-bearing liabilities; and

  . an increase in the interest rates paid on our interest-bearing liabilities.

   A significant increase in market interest rates, or, in the case of floating rate borrowers, the perception that an increase may occur, could adversely affect our ability to originate new finance receivables and our ability to grow. Our nonearning assets and writedowns could also increase because our floating-rate borrowers may be unable to meet higher payment obligations. Conversely, a decrease in market interest rates could cause an acceleration in the prepayment of owned and managed finance receivables. In addition, if there are changes in (1) market interest rates, (2) the relationship between short- and long-term interest rates or (3) the relationship between different interest rate indices that affect the interest rates earned on interest-earning assets differently than the interest paid on interest-bearing liabilities, we may experience an increase in interest expense relative to interest income.

 Fluctuations in Foreign Currency Exchange Rates and Other International Factors Could Adversely Affect Our Operations and Our Operating Results from Our International Financing and Factoring

   Foreign currency exchange rate fluctuations, particularly in European currencies, could materially adversely affect the revenues and income we generate from our international asset-based financing and factoring operations.

   Our operations may be adversely affected by other factors inherent in conducting international business, including the following:

  .  increased international competition;

  .  political, economic and financial market instability;

  .  changes in regulatory requirements and taxes; and

  .  the unreliability of judicial processes.

   In addition, instability or adverse economic conditions in international markets could adversely affect the businesses of our international or domestic customers. This could adversely affect their demand for our products.

Our Ability to Raise Capital and Our Access to Funds May Be Limited

   We depend in large part upon commercial paper borrowings and issuances of medium-term notes and other debt securities for funds. If we suffer a downgrade in our credit rating, we could incur increased borrowing costs and have greater difficulty accessing the commercial paper market and the public and private debt markets. In that event, our other sources of funds, including our bank credit and receivable sale facilities, cash flow from operations and portfolio liquidations, may not provide us with adequate liquidity. In addition, one of our committed bank credit facilities expires in October 1999 and another expires in April 2000, either of which may not be renewed. Thus, a downgrade in our credit ratings could materially adversely affect our business, financial position or results of operations.

Fuji Bank Can Control Our Business and Affairs

   The Fuji Bank, Limited holds all of our outstanding class B common stock, which currently represents 77% of the voting power and 52% of the economic interest of our outstanding common stock. As long as Fuji Bank beneficially owns more than 50% of the voting power of our common stock, Fuji Bank can elect all of the members of our board of directors and can control our business and affairs, including decisions regarding:

  .  mergers or other business combinations;

  .  acquisitions or other dispositions of assets;

  .  incurrence of indebtedness;

  . issuance of equity securities, including additional shares of our class A common stock; and

  .  payment of dividends.

   As long as Fuji Bank beneficially owns more than 50% of the voting power of our common stock, Fuji Bank can also:

  . determine matters submitted to a vote of our stockholders without the consent of other stockholders;

  .  prevent or cause a change of control of us; and

  . take other actions that may be favorable to Fuji Bank but not to us or the holders of our class A common stock.

   Fuji Bank's control may result in various conflicts of interest between Fuji Bank and us or between Fuji Bank and the holders of our class A common stock. Some of our directors and officers own Fuji Bank stock and/or serve as a director, officer or other employee of Fuji Bank. These people may be faced with decisions that have different implications for Fuji Bank, on the one hand, and us or the holders of our class A common stock, on the other hand, which could create, or appear to create, potential conflicts of interest.

Our Allowance for Losses of Receivables May Be Inadequate to Protect Against Losses

   Our allowance for losses of receivables may be inadequate to protect against losses in our receivables portfolio due to:

  . misjudgment by our management of the potential losses in our receivables portfolio;

  .  unanticipated adverse changes in the economy generally; or

  . discrete events that adversely affect specific customers, industries or markets.

   If our allowance for losses of receivables is insufficient to cover losses in our receivables portfolio, our business, financial position or results of operations could be materially adversely affected.

Our Quarterly Operating Results May Vary Significantly

   Our results of operations may vary significantly from quarter to quarter because of the timing of certain events and other factors, including the other risk factors listed in this prospectus and any prospectus supplement. For example, if we realize a gain on a securitization or net investments in a particular quarter, our operating revenues and net income may be higher in that quarter as compared to other quarters in the same fiscal year. Therefore, you should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. In some periods, our results of operations may fall below the expectations of public market analysts and investors. Any shortfall of this kind, even if minor, could cause the market price of our class A common stock to decline.

We May Be Unable to Attract and Retain Qualified Personnel

   We may be unable to attract and retain qualified management, sales and credit personnel. We have experienced intensified demand for qualified personnel with significant industry experience due to the strength of the U.S. economy and the commercial finance market and enhanced competition within the commercial finance market. If we have any difficulty in attracting and retaining qualified personnel on acceptable terms, our business, financial position or operating results could be materially adversely affected.

We Are Subject to Intense Competition in the Commercial Finance Market and Could Lose Market Share

   The commercial finance market is very competitive. If we are unwilling to match our competitors' pricing, terms or transaction structures, we could lose market share. To the extent we do match our competitors' pricing, terms or structure, we may experience decreased net interest income and increased risk of credit losses.

   We have experienced intensified competition from traditional competitors and new market entrants in recent years due to:

  .  a strong economy;

  .  marketplace liquidity;

  . increasing recognition of the attractiveness of the commercial finance market;

  . a surge in the consolidation activity in the commercial and investment banking industries; and

  .  the rapid expansion of the securitization markets.

   Some of our competitors are larger than we are and may have access to capital at a lower cost than we do. Moreover, some of our competitors may engage in certain activities that are prohibited to us because they are not affiliated with bank holding companies and, therefore, are not subject to the same extensive federal regulations that govern bank holding companies.

We Are Subject to Extensive Regulation

   Generally, we are subject to extensive regulation and supervision in the jurisdictions in which we operate. The regulations and supervision are primarily for the benefit of our customers, not our investors, and may adversely affect our discretion in operating our business and limit our ability to derive profits from our business. For example, state laws often establish maximum allowable finance charges for certain commercial loans.

   If we violate applicable statutes or regulations, our applicable license or registration may be suspended or revoked in that jurisdiction and we may be subject to civil fines and criminal penalties. Future legislation, regulations, orders, amendments or interpretations could materially adversely affect our business, financial position and operating results.

   Because we are a subsidiary of Fuji Bank, we and our activities are subject to the Bank Holding Company Act of 1956 and related regulations. The Bank Holding Company Act limits our ability to engage in new activities or to acquire securities or assets of another company. In addition, Fuji Bank, as a Japanese bank, is required to comply with the Japanese Banking Law, as amended in 1998. The Banking Law limits the type of subsidiaries in which a Japanese bank may invest to those that conduct "eligible businesses." A subsidiary is defined as an entity in which there is ownership of more than 50% of the voting shares. Eligible businesses generally include banks, securities firms, insurance companies, administrative businesses and financial companies. Establishment of any subsidiary requires the prior approval of the Financial Supervisory Agency, an agency of the Prime Minister's Office. Non-eligible business investments are permitted if acquired as collateral, although disposition of such businesses is required within one year.

Our Ability to Pay Dividends May Be Limited

   We are restricted in our ability to pay dividends to the holders of our common stock by the terms of our outstanding preferred stock and our credit agreements. In the future, we may agree to further restrictions on our ability to pay dividends. In addition, to maintain our credit rating, we may be limited in our ability to pay dividends so that we can maintain an appropriate level of debt. See "Description of the Securities We May Offer--Description of Capital Stock--Common Stock--Dividends."

Our or Third Parties' Failure to Be Year 2000 Compliant Could Adversely Affect Our Business

   We have not fully completed our assessment and remediation of our information technology systems or those of our material vendors and borrowers to ensure that they will function properly in 2000. We have also not fully completed implementing our year 2000 contingency planning. We are currently scheduled to complete our assessment, remediation and implementation of our contingency planning during 1999. However, if we fall behind schedule or do not successfully address year 2000 risks or if third parties with whom we have material relationships do not appropriately address their own year 2000 compliance issues, our business, financial position and operating results could be materially adversely affected.

Future Sales of Our Common Stock By Fuji Bank Could Adversely Affect Our Stock Price

   The 51,050,000 shares of our class B common stock beneficially owned by Fuji Bank are convertible into an equal number of shares of our class A common stock. Assuming the conversion of all these shares of our class B common stock into our class A common stock, these converted shares would represent approximately 52% of the then-outstanding shares of our class A common stock. Therefore, if Fuji bank sells a substantial number of shares of our common stock, or if the market perceives that these sales could occur, the prevailing market prices for our class A common stock could be adversely affected. Fuji Bank may not continue to maintain its current holdings of our common stock.

We Have Provisions in Our Charter and Bylaws that Could Discourage Takeover Bids or the Removal of Our Management

   We have provisions in our charter and bylaws that may delay or prevent unsolicited takeover bids from third parties or the removal of incumbent management. These provisions have no practical effect while Fuji Bank controls us, but, in the event Fuji Bank's voting power decreases to less than 50%, the provisions may deprive our stockholders of an opportunity to sell their shares at a premium over prevailing market prices. See "Description of the Securities We May Offer--Description of Capital Stock--Certain Charter and Bylaw Provisions--Provisions that May Have an Anti-Takeover Effect."

                                  THE COMPANY

General

   We are a leading diversified commercial financial services company. We provide a broad array of financial products and services to mid-sized and small businesses in the U.S. and select international markets.

Primary Business Segments

   We deliver our products and services principally through two business segments:

  .  Domestic Commercial Finance; and

  .  International Factoring and Asset Based Finance.

 Domestic Business

   Our Domestic Commercial Finance segment is made up of the following six business units:

  . Corporate Finance, which provides collateralized cash flow and asset based lending;

  . Real Estate Finance, which primarily provides secured real estate financing;

  . Leasing Services, which provides debt and lease financing of small and large ticket equipment sourced directly or through manufacturers, distributors and dealers;

  . Small Business Finance, which provides financing to small businesses, primarily under U.S. SBA loan programs;

  . Commercial Services, which provides factoring and receivables management services; and

  . Healthcare Finance, which provides asset based and related financing to healthcare providers, with a primary focus on long-term care, hospitals and physician practices.

 International Business

   Our International Factoring and Asset Based Finance segment, known as Heller International Group, provides factoring services and financings secured primarily by receivables, inventory and equipment. It does so through wholly-owned subsidiaries and joint ventures which provide financing to small and mid-sized companies primarily in Europe, but also in Asia and Latin America.

Market Position

   We concentrate primarily on senior secured lending, with 87% of our lending assets and investments at December 31, 1998 being made on that basis. To a more limited extent, we make subordinated loans and invest in select debt and equity instruments.

   We believe that, based upon information as of December 31, 1998, we are the largest factoring operation worldwide in terms of factoring volume. Our subsidiary, Factofrance-Heller, is the largest factoring operation in France and our Commercial Services unit is the fourth largest factoring operation in the United States. We believe we are the third largest originator of U.S. SBA 7(a) guaranteed small business loans, with leadership positions in California, Texas, Florida and Illinois. We are among the largest lenders to private equity-sponsored companies in the U.S. middle market. Additionally, we are a recognized leader in real estate finance, vacation ownership lending, vendor finance and middle-market equipment finance and leasing in the United States.

   We have built our portfolio through:

  .  effective asset origination capabilities;

  .  effective portfolio management;

  .  disciplined underwriting and credit approval processes; and

  .  to a lesser extent, acquisitions.

   Our business groups are able to manage asset, client and industry concentrations and enhance profitability by distributing assets through securitizations, syndications and loan sales.

Keep Well Agreement with Fuji Bank

   We have a keep well agreement with Fuji Bank. Under the keep well agreement:

  . we, Fuji Bank or any of its affiliates may only sell or dispose of our common stock if, after the sale or disposition, Fuji Bank and its subsidiaries would still hold more than 50% of the combined voting power of our outstanding common stock;

  . if necessary, Fuji Bank will prevent our stockholders' equity from falling below $500 million by purchasing shares of our NW preferred stock from us. See "Description of the Securities We May Offer-- Description of Capital Stock--Existing Preferred Stock--NW Preferred Stock;"

  . if necessary, Fuji Bank will help us meet our payment obligations on our commercial paper by lending us up to $500 million;

  . we must maintain unused short-term lines of credit, asset sales facilities and committed credit facilities in an amount approximately equal to 75% of the amount of our outstanding commercial paper obligations; and

  . our commercial paper obligations and our other debt instruments are solely our own obligations; Fuji Bank does not guarantee the payment of those obligations in the keep well agreement.

   No purchases of our NW preferred stock or loans have been made by Fuji Bank under the keep well agreement.

   We or Fuji Bank may not terminate the keep well agreement before the earlier of (1) December 31, 2007 or (2) the date on which we receive written certifications from Moody's Investors Service, Inc. and Standard & Poor's Rating Services that, upon termination of the agreement, the ratings on our senior unsecured indebtedness without the support provided by the agreement will be no lower than they were with the support of the agreement. However, in no event can we or Fuji Bank terminate the agreement before December 31, 2002. In addition, while our series A preferred stock or series C preferred stock are outstanding, we or Fuji Bank may not terminate the keep well agreement unless Moody's and Standard & Poor's issue written certification about the ratings of that preferred stock. We and Fuji Bank may from time to time amend certain provisions of the agreement.

                                USE OF PROCEEDS

   Unless we indicate otherwise in a prospectus supplement, we will add the net proceeds from any offering of these securities to our general funds. As part of our general funds, we may use the proceeds for the repayment of short-term borrowings and other general corporate purposes. We may also use the proceeds to fund our acquisition of other products, services or businesses.

                   DESCRIPTION OF THE SECURITIES WE MAY OFFER

   We may periodically offer and issue any combination of the following securities:

  . unsecured debt securities consisting of debentures, notes and/or other evidences of unsecured indebtedness, in one or more series;

  .  warrants to purchase unsecured debt securities;

  .  senior preferred stock, in one or more series; and

  .  class A common stock.

   We will not sell more than $10,000,000,000 of securities through these offerings.

   We have summarized below the material and general terms of the various securities that we may offer. In the prospectus supplement relating to any particular securities we offer, we will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized below. In the summaries in this prospectus and in any prospectus supplement, we do not and will not describe every aspect of the securities. These summaries are subject to, and qualified in their entirety by reference to, all applicable provisions of the documents relating to the securities offered, as described below.

Description of Debt Securities

   The debt securities will be our unsecured general obligations that are not guaranteed by Fuji Bank. The debt securities will be:

  . senior debt securities issued under an indenture dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee;

  . subordinated debt securities issued under an indenture dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee; or

  . junior subordinated debt securities issued under an indenture dated as of September 1, 1995, as amended, between us and State Street Bank and Trust Company, as trustee.

   We have summarized below the general terms and provisions of the indentures. We have filed copies of the indentures with the SEC. We will describe the particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indentures described below, in a prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, you should read the summary below, the applicable prospectus supplement and the applicable indenture.

 Provisions Applicable to All Debt Securities

 General

   The indentures do not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities in one or more series, in any currency or currency unit and in any principal amounts. Each indenture may have more than one trustee. Trustees may resign or be removed with respect to one or more series of debt securities issued under each indenture.

   If we offer debt securities, a prospectus supplement will describe the following terms:

  .  the title and type of the debt securities;

  . the aggregate principal amount of the debt securities and the percentage of the principal amount for which the debt securities will be issued;

  . the date or dates on which the principal of, and any interest and premium on, the debt securities will be payable;

  . the interest rate or rates per annum, if any, which the debt securities will bear;

  . if payments are based on an index, the manner in which the principal of, and any interest and premium on, the debt securities is to be determined;

  . if other than U.S. dollars, the currency or currency units for which the debt securities may be purchased and in which the principal and any interest and premium will be payable;

  . if other than denominations of $1,000 and any multiple of $1,000, the denominations in which we will offer the debt securities;

  . the place or places at which the principal of, and any interest and premium on, the debt securities will be payable;

  . the terms and conditions of our right, if any, to redeem the debt securities;

  . the terms and conditions of your right, if any, to cause us to repay the debt securities;

  . the terms and conditions of your right, if any, to convert the debt securities into, or exchange the debt securities for, our other securities;

  .  any additions to, or changes in, the events of default described below;

  .  any additions to, or changes in, our covenants;

  . the material tax consequences under U.S. law of owning the debt securities, including provisions for debt securities (1) sold at a discount below their face amount, (2) bearing no interest or (3) bearing interest at a rate which is below market rates at the time of issuance;

  . the restrictions, elections, tax consequences, specific terms and other relevant information with respect to (1) debt securities sold for any foreign currency or foreign currency units or (2) debt securities for which the principal and any interest and premium are payable in any foreign currency or foreign currency units;

  . the securities exchange or market on which the debt securities will be listed;

  . any obligation that we may have under Rule 14e-1 of the Securities Exchange Act and any other tender offer rules of the Securities Exchange Act, with respect to our repurchase of debt securities at the holder's option;

  . whether the debt securities will be issued in registered or bearer form, with or without coupons;

  . whether we will offer the debt securities, in whole or in part, in the form of global securities, the depositary for the global security and the specific depositary arrangement with respect to the debt securities; and

  . any other terms of the debt securities that are additional to, and not inconsistent with, those in the applicable indenture.

   We may offer debt securities that have principal and/or interest indexed to one or more values of currencies, including exchange rates between currencies, commodities or interest rate indices. If you invest in these debt securities, you may be subject to significant risks that you would not be subject to if you invested in conventional fixed-rate debt securities. For example:

  . debt securities that are indexed as to interest rate may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, and may result in no interest being paid; and

  . debt securities that are indexed as to principal amount may result in a principal amount payable at maturity that is less than the original purchase price of the debt securities, and may result in no principal being paid.

   The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events over which we have no control, and cannot be predicted based on historical performance. If the formula used to determine the principal amount or interest payable with respect to the debt securities contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. In addition, many factors that are independent of our creditworthiness and the value of the applicable currency, commodity or interest rate index affect the secondary market for indexed debt securities, including:

  . the volatility of the applicable currency, commodity or interest rate index;

  .  the time remaining to maturity of the debt securities;

  .  the amount of debt securities outstanding; and

  .  market interest rates.

Accordingly, you should consult your own financial and legal advisors about the risks of an investment in indexed debt securities with respect to your particular circumstances.

 Restrictions on Liens

   Under the indentures, we may not, and we may not permit any restricted subsidiary to, create, incur or assume any lien on any of our property or any restricted subsidiary's property to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us or any restricted subsidiary, unless the lien:

  . equally and ratably secures the debt securities and indebtedness, subject in the case of subordinated debt or junior subordinated debt to subordination with respect to rights of payment;

  . is on property or shares of stock of a corporation at the time it merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary;

  . is on property at the time it was acquired by us or a restricted subsidiary;

  . secures indebtedness incurred to finance all or part of a purchase price or cost of construction of our property or a restricted subsidiary's property;

  . secures indebtedness of a restricted subsidiary that is owed to us or another restricted subsidiary;

  . is on property of a person at the time substantially all of that person's assets are transferred or leased to us or a restricted subsidiary;

  . is in favor of the government and is for taxes or assessments or secures payments under a contract or statute;

  . arises out of a judgment, decree or other court order or is in connection with other proceedings;

  . is on our receivables or cash as a basis for the issuance of bankers' acceptances or letters of credit in connection with the financing of customers' operations by us or a restricted subsidiary;

  . is on property, or related receivables, acquired by us or a restricted subsidiary by repossession, foreclosure or like proceedings and secures indebtedness to finance all or part of the cost of maintenance, improvement or construction of the property;

  . is created in favor of the SBA on property owned by a restricted subsidiary organized as a small business investment company;

  .  extends, renews or replaces a lien described above; or

  . secures our indebtedness and indebtedness of our restricted subsidiaries and the sum of that indebtedness and the other indebtedness of us and our restricted subsidiaries secured by liens on our property and our restricted subsidiaries' property, excluding indebtedness secured by liens described above or existing as of the date of the applicable indenture, does not exceed 10% of our consolidated net tangible assets.

   We do not have to comply with the foregoing restrictions on liens if the holders of a majority in principal amount of debt securities who are affected by the imposition of the applicable lien waive compliance either generally or in that instance.

 Restrictions on Amount of Debt

   Under the indentures, we may incur unlimited amounts of senior debt, subordinated debt and junior subordinated debt. However, under other indentures, we have agreed not to permit the aggregate principal amount of all debt reflected on our consolidated balance sheets to exceed ten times our consolidated stockholder's equity. The other indentures are of varying terms, the longest of which is currently scheduled to expire on May 15, 2002. We may terminate or amend these restrictions in the other indentures prior to that date.

 Mergers, Consolidations and Transfers of Assets

   Under the indentures, we may not consolidate with, or merge into, any other corporation or convey, transfer or lease most or all of our property and assets to any person, unless:

  . the corporation formed by the consolidation, the corporation into which we merge or the person who acquires most or all of our property and assets is organized and existing under the laws of a U.S. jurisdiction and agrees to assume the payment of the principal of, and any interest and premium on, the debt securities and the performance of covenants in the applicable indenture;

  . the transaction will not result in the occurrence and continuation of an event of default or an event which after notice and/or lapse of time would become an event of default; and

  .  we satisfy other conditions listed in the applicable indenture.

We will be discharged from all of our obligations and covenants under the applicable indenture and the debt securities if we engage in a merger, consolidation or transfer of assets that satisfies all of these conditions.

 Payment and Transfer

   We will pay principal of, and any interest and premium on, fully registered debt securities without coupons at the corporate trust office of the trustee or at any other office that we maintain for that purpose, except that we may pay interest by check mailed to the registered holders of these debt securities at the close of business on the day or days specified in the applicable prospectus supplement. Unless limited in the indenture, fully registered debt securities may be transferred or exchanged at the trustee's corporate trust office or at any other office we maintain for that purpose, without payment of any service charge except for incidental taxes or governmental charges. With respect to other forms of debt securities, we will pay principal and any interest and premium and holders may transfer or exchange these debt securities at the place or places and on the terms that we specify in the applicable prospectus supplement.

 Book-Entry, Delivery and Form

   We may offer debt securities represented by one or more certificates in registered, global form. We will (1) deposit the global securities representing the debt securities with, and on behalf of, The Depository Trust Company (DTC) in New York, New York or a successor depositary that we appoint and (2) register the global securities in the name of the depositary or its nominee.

   DTC has advised us that it is a:

  . limited-purpose trust company organized under the laws of the State of New York;

  .  banking organization within the meaning of the laws of the State of New
     York;

  .  member of the Federal Reserve System;

  . clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . clearing agency registered pursuant to the provisions Section 17A of the Securities Exchange Act.

   DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant also have access to DTC's book-entry system.

   Only participants and persons who hold interests through participants may own beneficial interests in debt securities represented by global securities. Upon deposit of the global securities, the depositary will credit, on its book-entry registration and transfer system, the accounts of the participants designated by the dealers, underwriters or agents involved in the distribution with the principal amounts of the global securities beneficially owned by the participants. The records of the depositary will show ownership and effect the transfer of ownership of global securities by participants. The records of participants will show ownership and effect the transfer of ownership of global securities by persons holding through them. Therefore, if you are required by state law to take physical delivery of securities in definitive form, you may not be able to own, transfer or pledge beneficial interests in global securities. In addition, the lack of a physical certificate evidencing a person's beneficial interest in debt securities represented by a global security may limit your ability to pledge the interest to a person or entity who does not participate in the depositary's system.

   So long as the depositary or its nominee is the registered owner of a global security, it will be considered the sole owner and holder of the related debt securities for all purposes under the applicable indenture. Except as set forth below, if you own a beneficial interest in debt securities represented by global securities, you will not:

  .  be entitled to have the debt securities registered in your name;

  . receive or be entitled to receive physical delivery of a certificate in definitive form representing the debt securities; or

  . be considered the owner or holder of the debt securities under the applicable indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

   Each person owning a beneficial interest in a global security must rely on the procedures of the depositary or, if that person is not a participant, the procedures of the participant through which that person holds its interest, to exercise the rights of a holder under the applicable indenture. We understand that, under existing industry practice, when a beneficial owner of a global security wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the applicable indenture, the depositary will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we and the trustee will treat as a holder anyone designated as such in writing by the depositary for purposes of obtaining any consents or directions required under the indenture.

   We will pay the principal of, and any interest and premium on, debt securities represented by global securities through the trustee or a paying agent to the depositary or its nominee, as the registered holder of the global securities. We expect the depositary or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of the depositary or its nominee. We also expect each participant to pay each owner of beneficial interests in debt securities represented by global securities held through that participant in accordance with standing customer instructions and customary practices. These payments will be the responsibility of the participants.

   We will exchange debt securities represented by a global security for certificated securities in definitive form only if:

  . the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act;

  . we decide at any time not to have the debt securities represented by a global security and so notify the trustee; or

  . an event of default has occurred and is continuing with respect to the debt securities.

If there is an exchange, we will issue certificated securities in authorized denominations and registered in the names the depositary directs.

   We will not, and the trustee and paying agent will not, assume any responsibility or liability for any aspect of the records relating to, payments made on account of or actions taken with respect to the beneficial ownership interests in debt securities represented by global securities, or for any other aspect of the relationship between the depositary and its participants or between the participants and the owners of beneficial interests. We, the trustee and any paying agent may conclusively rely on instructions from the depositary for all purposes. We obtained the above information about the depositary and its book-entry system from sources we believe are reliable, but we take no responsibility for the accuracy of the information.

 Same-Day Settlement

   Underwriters, dealers or agents may make settlement for debt securities in immediately available funds. We may make all payments of principal and any interest in immediately available funds. If the debt securities are subject to settlement in immediately available funds, the depositary will trade them in its same-day funds settlement system until maturity and secondary market trading activity will require the depositary to settle in immediately available funds rather than in the traditional clearinghouse or next-day funds. We do not know what effect, if any, this requirement may have on the secondary trading activity of the debt securities.

 Events of Default, Notice and Waiver

   Each indenture provides that the following events are events of default with respect to any series of the debt securities:

  . failure to pay the principal of, and any premium on, any debt security of that series;

  . failure to pay any installment of interest on any debt security of that series for 30 days after becoming due;

  . failure to perform any other covenant in the applicable indenture for 60 days after being given written notice;

  . any event of default with respect to another series of debt securities issued under the applicable indenture;

  . a default under any (1) bond, debenture, note or other evidence of indebtedness for money that we borrowed, issued, assumed or guaranteed with unpaid principal over $2,000,000 or (2) mortgage, indenture or instrument under which we may issue, secure or evidence any indebtedness for money that we borrowed that caused another series of issued debt securities or such indebtedness to become due and payable prior to maturity, without discharge of such issued debt securities or indebtedness or rescission of the acceleration for 60 days after we receive written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding series of debt securities in default requesting discharge or rescission, unless we contest the default in good faith after that time;

  . bankruptcy, insolvency, reorganization or court appointment of a receiver, liquidator or trustee; and

  . any other event of default described in the resolution of our board of directors establishing the series of debt securities or in the supplemental indenture under which we issue the series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. We will disclose any additions to, or changes in, the events of default in the applicable prospectus supplement.

   The trustee must give notice to the holders of any series of debt securities of any event of default with respect to that series of debt securities that it knows about within 90 days of the event, unless the default has been cured or waived or the trustee determines in good faith, except with respect to a default in the payment of principal, interest or premium, that it is in the best interest of the holders to withhold the notice. If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal and any accrued but unpaid interest due and payable immediately.

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default, except (1) failure to pay the principal and any premium or interest when due and (2) failure to perform any covenant or provision of the applicable indenture that cannot be amended or modified without the unanimous consent of the holders of the debt securities affected.

   Under the indentures, the holders:

  . agree to indemnify the trustee when exercising any right or power of any holders;

  . may, with certain exceptions, direct the time, method and place of (1) any proceeding for any remedy available to the trustee and (2) any exercise of the trustee's trusts or powers;

  . may, upon satisfaction of specified conditions, including notice and indemnity to the trustee, institute suit for the enforcement of their rights under the applicable indenture; and

  . have the absolute right to receive principal and any interest and premium when due and to enforce that right by instituting a suit.

   Each indenture requires us to provide the trustee with annual statements regarding our fulfillment of our obligations under that indenture.

 Modification of the Indentures

   With the consent of the holders of a majority in principal amount of each series of debt securities outstanding under the applicable indenture, we may enter into a supplemental indenture with the trustee to amend or modify provisions of the indenture. We may not, however, without the unanimous consent of the holders of each series of debt securities outstanding under the applicable indenture affected thereby:

  .  modify the payment terms of principal or interest;

  . reduce the percentage of holders from whom we must obtain consent to modify or amend the indenture or to waive our compliance with covenants; or

  . subordinate the indebtedness evidenced by the debt securities to other indebtedness, except to subordinate subordinated debt to senior debt or junior subordinated debt to senior debt and subordinated debt.

 Satisfaction and Discharge

   Under the indentures, we will be discharged from our obligations with respect to a series of debt securities prior to their maturity or redemption when:

  . we have irrevocably deposited with the trustee sufficient funds or direct or fully guaranteed obligations of the applicable government to pay the principal of, and any interest and premium on, the debt securities to maturity or redemption;

  .  we have paid all other sums payable with respect to the debt securities;

  . if the deposit is more than one year prior to maturity or redemption, we have delivered to the trustee an opinion of tax counsel to the effect that the deposit and discharge will not result in recognition by the holders of the debt securities of any income, gain or loss for federal income tax purposes that they would otherwise not recognize; and

  . we have delivered to the trustee an opinion of counsel as to certain other matters.

   If we are discharged from our obligations as to a series of debt securities prior to their maturity or redemption, the holders of those debt securities will no longer be entitled to benefits of the indenture, except for (1) registration of transfer or exchange of the debt securities and (2) replacement of lost, stolen or mutilated debt securities. Those holders may look only to the deposited funds or obligations for payment. However, if the trustee is unable to apply any deposited money or obligations by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting the application, or by reason of the trustee's inability to convert any deposited money or government obligations into the proper currency or currency unit, our obligations under the indenture will be reinstated until the trustee is able to apply the deposited money or obligations.

 The Trustee

   State Street Bank and Trust Company serves as trustee under each indenture. Each indenture limits the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases and to realize on certain property received with respect to any of the claims. The trustee may engage in other transactions, except that, if it acquires any conflicting interest, it must eliminate the conflict or resign. The trustee is trustee with respect to outstanding senior debt securities previously issued under the indentures and may from time to time perform certain other services for, including extending lines of credit to, us in the ordinary course of business.

 Certain Definitions

   The following terms used in this prospectus and the indentures have the following definitions:

  . ""Consolidated net tangible assets" means the total of all assets reflected on our consolidated balance sheet, prepared in accordance with generally accepted accounting principles, at their net book values, after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with those principles, should be set aside in connection with the business conducted, but excluding goodwill, unamortized debt discount and all other like segregated intangible assets, and amounts on the asset side of our consolidated balance sheet for our capital stock, less the aggregate of our current liabilities and our consolidated subsidiaries reflected on our consolidated balance sheet, all as determined in accordance with generally accepted accounting principles. For purposes of this definition, "current liabilities" include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us, credit balances of factoring clients and other payables and accruals, in each case payable on demand or due within one year of the date of determination of consolidated net tangible assets, all as reflected on our consolidated balance sheet, prepared in accordance with generally accepted accounting principles.

  . ""Debt'' means all liabilities, whether issued or assumed, in respect of money borrowed, whether or not evidenced by notes, debentures or other like written obligations to pay money, and all guarantees in respect of money borrowed by third persons, whether or not evidenced by notes, debentures or other like written obligations of those third persons to pay money.

  . ""Junior subordinated debt" means all of our debt which is by its terms made subordinate and junior to our senior debt and subordinated debt.

  .  ""Lien'' means any mortgage, pledge, security interest or lien.

  . ""Restricted subsidiary" means any of our subsidiaries or any subsidiary of a restricted subsidiary (1) which is primarily engaged in the finance business, (2) which conducts its finance business primarily in the U.S. and (3) of which we and/or a restricted subsidiary own 51% or more of each class of its voting stock.

  . ""Senior debt" means all of our debt which is not by its terms made subordinate or junior in right of payment from our general assets to any of our other debt.

  . ""Subordinated debt" means all of our debt which is by its terms made subordinate or junior in right of payment to any of our other debt, except our junior subordinated debt.

  . ""Subsidiary'' means any corporation of which we and/or one or more of our subsidiaries own more than 50% of the voting stock, other than directors' qualifying shares.

 Provisions Applicable Solely to the Senior Debt Securities

   Each series of senior debt securities will constitute our senior debt and will rank equally with each other series of senior debt securities. All our subordinated debt and junior subordinated debt, including all subordinated debt securities and junior subordinated debt securities, will be subordinated to all our senior debt, including all senior debt securities.

 Provisions Applicable Solely to the Subordinated Debt Securities

   Each series of subordinated debt securities will constitute our subordinated debt and will rank equally with each other series of subordinated debt securities. All our junior subordinated debt, including all junior subordinated debt securities, will be subordinated to all our subordinated debt, including all subordinated debt securities. All our subordinated debt, including all subordinated debt securities, will be subordinated to all our senior debt, including all senior debt securities.

   If we are involved in any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings, or if any subordinated debt securities are declared due and payable because of an event of default, then we will pay in full all principal of, and any interest and premium on, all our senior debt before we make any payment on the subordinated debt securities.

   If we issue subordinated debt securities, we will disclose the aggregate principal amount of our senior debt outstanding as of a recent date in the prospectus supplement. We will also describe any limitation on the issuance of any additional senior debt in the prospectus supplement.

 Provisions Applicable Solely to the Junior Subordinated Debt Securities

   Each series of junior subordinated debt securities will constitute our junior subordinated debt and will rank equally with each other series of junior subordinated debt securities. The junior subordinated debt securities will be subordinated to all our senior debt, including all senior debt securities, and all our subordinated debt, including all subordinated debt securities.

   If we are involved in any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings, or if any junior subordinated debt securities are declared due and payable because of an event of default, then we will pay in full all principal of, and any interest and premium on, all our senior debt and subordinated debt before we make any payment on the junior subordinated debt securities.

   If we issue junior subordinated debt securities, we will disclose the aggregate principal amount of our senior debt and subordinated debt, if any, outstanding as of a recent date in the prospectus supplement. We will also describe any limitation on the issuance of any additional senior debt or subordinated debt in the prospectus supplement.

   As of June 30, 1999, the aggregate principal amount of our senior debt outstanding was $11.9 billion and there was no outstanding subordinated debt or junior subordinated debt.

Description of Warrants

   The following statements about the warrants are summaries of, and subject to, the detailed provisions of the warrant agreement that we may enter into with a warrant agent. We filed a form of the warrant agreement with the SEC.

 General

   We may issue warrants to purchase debt securities, evidenced by warrant certificates, under a warrant agreement with a warrant agent. We may issue the warrants independently or in connection with debt securities, and the warrants may be attached to, or separate from, the debt securities. If we offer warrants, a prospectus supplement will describe the terms of the warrants, including the following:

  .  the offering price, if any;

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each of the debt securities;

  . if applicable, the date on and after which the warrants and the related debt securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of one warrant and the price at which the debt securities may be purchased;

  . the dates on which the right to exercise the warrants commences and expires;

  .  whether the warrants will be issued in registered or bearer form;

  . a summary of the material tax consequences under U.S. law of owning the warrants;

  . a description of any securities exchanges or markets on which the warrants will be listed;

  .  the name of the warrant agent and any co-warrant agent; and

  .  any other terms of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer at the corporate trust office of the warrant agent or at such other office as we may designate in a prospectus supplement.

   Warrant holders do not have any of the rights of holders of debt securities and are not entitled to payments of principal of, and any interest or premiums on, the debt securities.

 Exercise of Warrants

   Warrant holders may exercise their warrants by:

  . completing and executing the form of election to purchase that appears on the reverse side of the warrant certificate;

  . surrendering their warrant certificates at the corporate trust office of the warrant agent; and

  .  paying the exercise price in full.

Upon exercise of a warrant, the warrant agent will deliver the debt securities in authorized denominations in accordance with the instructions of the exercising warrant holder and at the sole cost and risk of such warrant holder. If the exercising warrant holder elects to exercise less than all of the warrants evidenced by the warrant certificate, the warrant agent will also deliver a new warrant certificate evidencing the remaining amount of warrants.

Description of Capital Stock

   The following summary of our capital stock is not complete and is subject to, and qualified in its entirety by reference to, our charter, our bylaws, the Delaware General Corporation Law and any prospectus supplement and certificate of designation relating to the capital stock that we offer by this prospectus. Our charter and bylaws have been, and a form of a certificate of designation will be, filed with the SEC.

 General

   Our charter authorizes us to issue 852,000,000 shares of capital stock, of which:

  . 500,000,000 shares are designated class A common stock, $0.25 par value per share;

  . 300,000,000 shares are designated class B common stock, $0.25 par value per share;

  . 50,000,000 shares are designated senior preferred stock, $0.01 par value per share; and

  . 2,000,000 shares are designated junior preferred stock, no par value per share.

   As of July 29, 1999, after giving effect to the merger of HealthCare Financial Partners, Inc. into one of our wholly-owned subsidiaries, which we consummated on July 28, 1999, there were:

  . 46,320,982 shares of class A common stock issued and 45,997,892 shares outstanding;

  .  51,050,000 shares of class B common stock issued and outstanding;

  . 51,050,000 shares of class A common stock reserved for issuance upon conversion of shares of class B common stock;

  . 3,932,312 shares of class A common stock reserved for issuance under our 1998 stock incentive plan;

  . 5,000,000 shares of series A preferred stock, a series of senior preferred stock, issued and outstanding;

  . 1,500,000 shares of series C preferred stock, a series of senior preferred stock, issued and outstanding;

  . 1,250,000 shares of series D preferred stock, a series of senior preferred stock, issued and outstanding; and

  . 100,000 shares of NW preferred stock, a series of junior preferred stock, authorized and reserved for issuance.

All outstanding shares of common and preferred stock are fully paid and nonassessable. Any shares of senior preferred stock or class A common stock that we offer by this prospectus will, upon full payment of its purchase price, also be fully paid and nonassessable.

 Senior Preferred Stock

   Our charter authorizes our board of directors to issue preferred stock in one or more series from time to time. Our board may fix the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, of the preferred stock in a certificate of designation without any further vote or action by the stockholders, except as may be required by the terms of our outstanding preferred stock.

   If we offer a series of senior preferred stock, a prospectus supplement will describe its terms, including the following:

  .  the maximum number and designation of shares to constitute the series;

  . the annual dividend rate, if any, and whether it is fixed or variable or both;

  . the date or dates from which dividends, if any, will begin to accrue or accumulate and whether dividends will be cumulative;

  .  the terms and conditions of our right, if any, to redeem the shares;

  .  the liquidation preference, if any;

  . whether the shares will be subject to operation of a retirement or sinking fund and, if so, the terms and provisions relating to the fund;

  . the terms and conditions of your right, if any, to cause us to redeem the shares;

  . the terms and conditions of your right, if any, to convert the shares into, or exchange the shares for, shares of any other series or class of our capital stock or the capital stock of another corporation;

  .  voting rights, if any;

  . any other preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions;

  . a summary of the material tax consequences under U.S. law of owning shares of preferred stock; and

  . a description of any securities exchanges or markets on which the shares will be listed.

 Existing Preferred Stock

   Our currently authorized preferred stock is described below.

 Series A Preferred Stock

   We pay cumulative, quarterly dividends on our series A preferred stock at an annual rate of 8.125%. We may not declare or pay cash dividends on our common, junior preferred or other series of senior preferred stock on parity with the series A preferred stock unless we have paid full cumulative dividends on all outstanding shares of our series A preferred stock for all past dividend periods. We may redeem in whole or in part our series A preferred stock on or after September 22, 2000 at a price of $25 per share plus accrued and unpaid dividends.

   Except as required by law and as described in this prospectus, the holders of our series A preferred stock have no voting rights. If we fail to pay six consecutive quarterly dividends on our series A preferred stock, the holders of the series A preferred stock, voting separately as a class, may elect two additional directors beyond the number to be elected by our other stockholders at the next annual meeting and at every subsequent annual meeting at which the terms of the directors they elected expire so long as we are in arrears. The directors elected by the holders of series A preferred stock will serve until the dividend default ceases to exist. In addition, without the vote of the holders of at least two-thirds of the outstanding shares of our series A preferred stock, we will not:

  . issue any shares of stock ranking senior to the outstanding shares of series A preferred stock as to the payment of dividends or upon liquidation; or

  . amend our charter or bylaws to change the par value of the shares of series A preferred stock, the aggregate number of authorized shares of series A preferred stock or the powers, preferences or special rights of the series A preferred stock in a manner that adversely affects the holders of our series A preferred stock.

   Our series A preferred stock carries a liquidation preference of $25 per share plus accrued and unpaid dividends. Our series A preferred stock ranks senior with respect to payment of dividends and liquidation preferences to our common stock and junior preferred stock.

 Series C Preferred Stock

   Dividends on our series C preferred stock are noncumulative. Accordingly, if our board of directors fails to declare a dividend on our series C preferred stock payable on a dividend payment date, then holders of our series C preferred stock have no right to receive a dividend for the dividend period ending on that dividend payment date. We have no obligation to pay any dividend accrued for such period, whether or not dividends on our series C preferred stock are declared payable on any future dividend payment date. If declared by our board of directors, dividends are payable quarterly at an annual rate of 6.687%. We will adjust the amount of dividends payable on our series C preferred stock in the event of certain amendments to the Internal Revenue Code of 1986, as amended, in respect of the dividends received reduction. We may not declare or pay cash dividends on our common stock, junior preferred stock or other series of senior preferred stock ranking equal with our series C preferred stock unless we have paid all declared dividends on all outstanding shares of series C preferred stock for all past dividend periods. We may redeem in whole or in part our series C preferred stock on or after August 15, 2007 at a price of $100 per share plus accrued and unpaid dividends, whether or not declared, for the then-current dividend period and, if declared, accrued and unpaid dividends for prior dividend periods.

   Except as required by law and as described in this prospectus, the holders of our series C preferred stock have no voting rights. If we have not paid or declared and set aside dividends payable on shares of our series C preferred stock or on any other class or our series of senior preferred stock for which dividends are noncumulative ranking equal with our series C preferred stock and upon which like voting rights have been conferred and are exercisable for the equivalent of six full quarterly dividend periods, whether or not consecutive, the holders of our series C preferred stock, voting as a single class with the holders of the other noncumulative voting stock, may elect two additional directors beyond the number to be elected by our other stockholders, including holders of our series A preferred stock, at the next annual meeting and at every subsequent annual meeting at which the terms of the directors they elected expire so long as we are in arrears. The right of holders of series C preferred stock to elect directors will continue until we pay or declare and set aside dividends on the series C preferred stock for at least four consecutive full quarterly dividend periods. In addition:

  . without the vote of the holders of at least two-thirds of the outstanding shares of our series C preferred stock, we will not amend, alter or repeal any provision of our charter in a manner that would adversely affect the powers, privileges or rights of the holders of our series C preferred stock; and

  . without the vote of the holders of at least two-thirds of the outstanding shares of our series C preferred stock and any other series of our noncumulative preferred stock ranking equal with the series C preferred stock either as to dividends or upon liquidation, voting as a single class without regard to series, we will not (1) issue, authorize or increase the authorized amount of our series C preferred stock, (2) issue or authorize any obligation or security convertible into or evidencing a right to purchase our series C preferred stock or (3) reclassify any of our authorized stock into an additional class or series of stock ranking prior to our series C preferred stock as to dividends or upon liquidation.

   Our series C preferred stock carries a liquidation preference of $100 per share plus an amount equal to the sum of accrued and unpaid dividends, whether or not earned or declared, for the then-current dividend period to the date of the final distribution that ranks:

  . senior to payments to holders of our common stock, junior preferred stock and any other class or series of stock ranking junior to our series C preferred stock; and

  . equal with payments to holders of each other series of our senior preferred stock outstanding on the date of original issue of our series C preferred stock.

 Series D Preferred Stock

   Our series D preferred stock is identical to our series C preferred stock, except that:

  . if declared by our board of directors, dividends are payable quarterly on the series D preferred stock at an annual rate of 6.95%; and

  . we may redeem in whole or in part our series D preferred stock on or after February 15, 2009 at a price of $100 per share plus accrued and unpaid dividends, whether or not declared, for the then-current dividend period and, if declared, accrued and unpaid dividends for prior dividend periods.

 NW Preferred Stock

   We authorized the issuance of 100,000 shares of our NW preferred stock pursuant to our keep well agreement with Fuji Bank. In the keep well agreement, Fuji Bank has agreed to purchase NW preferred stock in an amount required to maintain our net worth at $500 million. At June 30, 1999, our net worth was approximately $2 billion. To date, we have not issued any NW preferred stock to Fuji Bank. If we issue NW preferred stock, we will pay dividends at a rate of 1% per annum above the three-month rate at which Fuji Bank offers deposits in U.S. dollars in London, England to prime banks in the London interbank market. The dividends will be noncumulative and payable, if declared, quarterly. If the NW preferred stock is issued, we will not pay cash dividends on our common stock unless we have declared and paid or set aside full dividends for the then-current dividend period on all outstanding shares of NW preferred stock.

   Subject to specified conditions, within a specified period of time after the end of a calendar quarter, we will redeem shares of NW preferred stock, in whole or in part, at the option of the holder, in an aggregate amount not greater than the excess of (1) our net worth as of the end of the quarter over
(2) $500 million at a price equal to the price we received upon the issuance of the NW preferred stock plus accrued and unpaid dividends for the then-current dividend period.

   Except as required by law, holders of the NW preferred stock will have no voting rights. The NW preferred stock will have a liquidation preference equal to the price that we received for each share upon the issuance of the NW preferred stock plus accrued and unpaid dividends for the then-current dividend period.

The NW preferred stock will rank senior to our common stock and junior to our senior preferred stock with respect to payment of dividends and liquidation preference.

 Common Stock

 Voting Rights

   The holders of our class A common stock and class B common stock generally have identical rights, except that holders of our class A common stock have one vote per share and holders of our class B common stock have three votes per share on all matters to be voted on by stockholders. Fuji Bank beneficially owns all of our outstanding class B common stock. Fuji Bank, or certain of its transferees, may reduce from time to time the number of votes per share of class B common stock and may not hold shares of class B common stock representing more than 79% of the combined voting power of all outstanding classes of voting stock. Holders of class A common stock and class B common stock may not cumulate their votes for the election of directors.

   Generally, except as otherwise required by the Delaware General Corporation Law, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of shares of our class A common stock and class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of our preferred stock. However, except as otherwise provided by law or our charter and subject to any voting rights granted to holders of our preferred stock, amendments to our charter must be approved by a majority of all shares of class A common stock and class B common stock, voting together as a single class. In addition, amendments to our charter that would change the powers, preferences or special rights of a class of common stock in a manner that adversely affects the holders of shares of that class of common stock must be approved by a majority of the votes entitled to be cast by the holders of shares of the class adversely affected by the amendment, voting as a separate class.

 Dividends

   Holders of our class A common stock and class B common stock share ratably on a per share basis in any dividends declared by our board of directors, subject to any preferential rights of our preferred stock. We may not pay dividends on our common stock unless we have paid all declared dividends on all outstanding shares of our series C preferred stock and series D preferred stock and full cumulative dividends on all outstanding shares of our class A common stock. If we pay dividends or make other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock, we will pay or distribute only shares of class A common stock to holders of class A common stock and only shares of class B common stock to holders of class B common stock. We may not reclassify, subdivide or combine shares of one class of our common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other series of our common stock.

 Conversion

   Holders of our class A common stock have no conversion rights. Fuji Bank, its subsidiary or certain unaffiliated transferees can, at their option, convert each share of class B common stock that it holds into one share of our class A common stock.

   If Fuji Bank and/or its subsidiaries transfer shares of our class B common stock, the shares will automatically convert into shares of our class A common stock, unless:

  .  the transferee is Fuji Bank or a subsidiary of Fuji Bank; or

  . the transferee is an unaffiliated party and it and its subsidiaries receive shares of our class B common stock representing more than a 50% voting interest in the outstanding shares of our common stock, in which case the shares retained by Fuji Bank and its subsidiaries will automatically convert into shares of our class A common stock.

   In addition, all shares of our class B common stock will automatically convert into shares of our class A common stock if the number of outstanding shares of class B common stock beneficially owned by Fuji Bank and its subsidiaries or the unaffiliated party and its subsidiaries, as the case may be, falls below 30% of the aggregate number of outstanding shares of our common stock. This automatic conversion will ensure that Fuji Bank and its subsidiaries or the unaffiliated party and its subsidiaries, as the case may be, retain voting control over us only if they continue to have a significant economic interest in us.

 Other Rights

   If we engage in a merger, reorganization or consolidation with, or into, another entity and, as a result, our common stock is exchanged for cash or property, we will exchange each share of our common stock, regardless of class, for the same amount of cash or property. If our common stock is exchanged for stock or other securities, we may convert or exchange shares of class A common stock and shares of class B common stock into, or with, stock or other securities that differ to the extent that the class A common stock and the class B common stock differ in our charter. If we liquidate, dissolve or wind up our business, we will pay in full the amounts required to be paid to holders of our preferred stock, then distribute ratably any remaining assets to holders of our common stock.

   If we issue additional shares of class A common stock, or other securities convertible into class A common stock, each holder of class B common stock has preemptive rights to purchase the amount of class A common stock or other securities convertible into class A common stock, as the case may be, that will allow the holder to maintain the percentage of beneficial ownership it had before the issuance. Holders of class A common stock do not have preemptive rights to purchase additional securities.

 Transfer Agent and Registrar

   The Bank of New York serves as the transfer agent and registrar for the class A common stock.

 Certain Charter and Bylaw Provisions

 Corporate Opportunities

   Our charter allows Fuji Bank to engage in activities or lines of business that are the same as, or similar to, the activities and lines of business in which we engage. Neither Fuji Bank nor any of its directors, officers or other employees will be liable to us or our stockholders for breach of any fiduciary duty because it does so.

   If Fuji Bank knows of a potential transaction or matter which may be a corporate opportunity for it and for us, it has no duty to communicate or offer the transaction or matter to us. Fuji Bank will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder because it pursues or acquires the opportunity for itself, directs the opportunity to another person or does not communicate information regarding the opportunity to us. If one of our directors, officers or employees who is also a director, officer or employee of Fuji Bank knows of a potential transaction or matter which may be a corporate opportunity for both us and Fuji Bank, he or she may fully satisfy his or her fiduciary duty if he or she acts in a manner consistent with the following policies:

  . a corporate opportunity offered to one of our officers or employees who is also a director, but not an officer, or employee of Fuji Bank is our corporate opportunity;

  . a corporate opportunity offered to one of our officers or employees who is also an officer or employee of Fuji Bank is our corporate opportunity only if it is expressly offered in writing to the person in his or her capacity as our officer or employee; and

  . a corporate opportunity offered to one of our directors who is not one of our officers or employees, but who is a director, officer or employee of Fuji Bank, is our corporate opportunity only if it is expressly offered in writing to the person in his or her capacity as director.

   If Fuji Bank's beneficial ownership of our common stock falls below 30% of the voting power of all classes of our outstanding common stock and none of our directors, officers or other employees is also a director, officer or other employee of Fuji Bank or any of its other subsidiaries, these provisions of our charter and bylaws will expire. Any person who purchases or otherwise acquires our common stock is deemed to know about and consent to these provisions of our charter.

 Provisions that May Have an Anti-Takeover Effect

   The following provisions in our charter and by-laws may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest:

  . our charter and bylaws provide that, subject to the rights of holders of preferred stock to elect additional directors under specified circumstances, only the board of directors (1) fixes the number of directors and (2) fills vacancies, other than those occurring by reason of removal of a director by our stockholders;

  . our bylaws provide that a stockholder must provide us advance written notice of its intent to nominate a director or raise a matter at an annual meeting;

  . our charter and bylaws provide that only specified officers, or our secretary at the request of a majority of our directors, may call special meetings of stockholders;

  . our bylaws provide that stockholders may take any action required or permitted to be taken by stockholders by written consent only so long as Fuji Bank and its subsidiaries or a certain unaffiliated transferee and its subsidiaries, as the case may be, beneficially own more than 50% of the total voting power of our outstanding common stock;

  . our charter requires, subject to the rights of the holders of our preferred stock, the affirmative vote of at least 66 2/3% of the total voting power of our outstanding common stock, voting together as a single class, to amend, repeal or adopt any provision inconsistent with any of the foregoing provisions of our charter; and

  . our charter and bylaws require, subject to the rights of the holders of our preferred stock, the affirmative vote of a majority of directors or the holders of at least 66 2/3% of the total voting power of our outstanding common stock, voting together as a single class, to alter, amend or repeal our bylaws.

   We are subject to Section 203 of the Delaware General Corporation Law. In general, under this statute, in certain circumstances, we may not engage in a "business combination" with an "interested stockholder" for three years after the date on which the entity becomes an interested stockholder, unless either:

  . the stockholder acquires more than 85% of our outstanding voting stock upon consummation of the transaction in which the stockholder becomes an interested stockholder;

  . our board of directors approved the business combination or the transaction in which the person becomes an interested stockholder before the date on which the stockholder becomes an interested stockholder; or

  . our board of directors and holders of two-thirds of our outstanding voting stock at a stockholder meeting held on or subsequent to the date of the business combination approve the business combination.

An "interested stockholder" owns, or at any time in the prior three years did own, 15% or more of a corporation's voting stock. A "business combination" is, among other things, a merger, consolidation, stock sale, asset based transaction or other transaction resulting in financial benefit to the interested stockholder.

 Limitations on Directors' Liability

   Under our charter, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  .  breach of the director's duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  certain unlawful dividend payments or stock redemptions or repurchases;
     or

  . any transaction from which the director derived an improper personal benefit.

                              PLAN OF DISTRIBUTION

   We may offer the securities directly to you, to or through underwriters, through dealers or agents or through a combination of these methods. A prospectus supplement will disclose the following information:

  . the underwriters, dealers or agents involved in the offering under this prospectus;

  . the terms of the offering, including the purchase price of the securities and our proceeds from the sale of the securities;

  .  the managing underwriters;

  . the underwriting discounts and other items constituting underwriters' compensation;

  .  any initial public offering price;

  . any discounts or concessions allowed, reallowed or paid to dealers, which may change from time to time;

  . the terms of any offers to purchase securities solicited by us directly from institutional investors;

  .  the anticipated delivery date of the securities; and

  . the securities exchanges or markets on which the securities may be listed.

   If we use underwriters in an offering of securities, we will execute an underwriting agreement with the underwriters. If we use an underwriter or an underwriting syndicate in an offering, the underwriter(s) will purchase all of the securities for their own account(s), subject to certain conditions, and may resell them from time to time in one or more transactions at:

  .  a fixed price or prices which may be changed;

  .  prevailing market prices;

  .  prices relating to the prevailing market prices; or

  .  negotiated prices.

   If we use a dealer in an offering of securities, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

   If we use an agent in an offering of securities, the agent will act on a best efforts basis for the period of its appointment unless we indicate otherwise in the applicable prospectus supplement.

   Any dealer or agent that we use in an offering of securities may be deemed an underwriter within the meaning of the Securities Act, and any discounts or commissions received by them from us, and any profit on the resale of our securities by them, may be treated as underwriting discounts and commissions under the Securities Act. We may solicit offers to purchase securities from, and we may sell securities directly to, institutional investors or others who may be deemed underwriters within the meaning of the Securities Act when they resell the securities. We may enter into agreements with any underwriter, dealer and agent that we use in an offering of securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act.

   If we so indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors that we approve to purchase securities pursuant to contracts that provide for payment and delivery at a future date. These institutional investors with whom we may enter into delayed purchase contracts include commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. The obligations of the institutional investors will not be subject to any conditions, except that:

  . the purchase by an institution of the securities may not, at the time of delivery, be prohibited under the laws of any jurisdiction to which it is subject; and

  . if the securities are also being sold to underwriters, we must sell to underwriters the securities not subject to delayed delivery.

The underwriters or other agents will not have any responsibility regarding the validity or performance of the delayed purchase contracts.

   Some of the underwriters, dealers or agents and their associates may engage in transactions with, serve as financial advisors to and perform other general financing and bank services for us and for our affiliates in the ordinary course of business.

   Some persons participating in the offering may engage in, and discontinue at any time, transactions that stabilize, maintain or otherwise affect the price of the securities in order to facilitate an offering of the securities. These transactions may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than they have purchased from us who then cover the over-allotments or short positions by purchasing securities in the open market or by exercising any over-allotment option granted to them by us. These transactions may also include bidding for or purchasing securities in the open market or imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.

   Other than our class A common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange, each series of securities will be a new issue of securities with no established trading market. Any class A common stock sold pursuant to this prospectus will be listed on the New York Stock Exchange and the Chicago Stock Exchange. Other securities may or may not be listed on a national securities exchange. A secondary market may not be created, or if created, may not continue for the debt securities, warrants or senior preferred stock.

                                 LEGAL OPINIONS

   Mark J. Ohringer, Esq., our Deputy General Counsel, will issue an opinion for us about the legality of the securities we offer under this prospectus. Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693, or other legal counsel, will issue opinions on certain legal matters for any agents or underwriters. Mr. Ohringer is one of our full-time employees and currently owns or has the right to acquire a total of approximately 13,000 shares of our class A common stock. Katten Muchin & Zavis also acts as our counsel from time to time and a limited number of its attorneys own, in the aggregate, less than 1% of the outstanding shares of our class A common stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A, and incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in its report, and are incorporated by reference in this prospectus upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving the report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities covered hereby are subject to future contingencies estimated to be as follows:

   Securities and Exchange Commission registration fee............. $2,780,000*
   Printing and engraving expenses.................................    400,000
   Legal fees and expenses.........................................    100,000
   Listing fees on securities exchanges............................     50,000
   Accounting fees and expenses....................................     75,000
   Trustees' fees and expenses.....................................     80,000
   Rating agency fees..............................................  1,000,000
   Miscellaneous expenses..........................................     15,000
                                                                    ----------
     Total......................................................... $4,500,000
                                                                    ==========

  --------
  *Actual.

Item 15. Indemnification of Directors and Officers

   The Registrant, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director or officer of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Amended and Restated By-Laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the full extent permitted by the Delaware General Corporation Law. Also, as permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation eliminates the personal liability of each director of the Registrant to the Registrant or its stockholders for monetary damages arising out of or resulting from any breach of such director's fiduciary duty as a director, except where such director breached such director's duty of loyalty to the Registrant or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, paid an unlawful dividend, approved an unlawful stock purchase or redemption, or obtained an improper personal benefit. The Registrant has purchased a directors' and officers' liability insurance policy which entitles it to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

   Reference is made to the form of Underwriting Agreement Basic Provisions referenced as Exhibit 1.1 hereto and the form of Distribution Agreement referenced as Exhibit 1.2 hereto for a description of the indemnification arrangements in connection with any offering through underwriters of the securities registered hereby. Similar indemnification provisions were contained in the underwriting agreements executed in connection with prior offerings and sales of securities by the Registrant.

Item 16. Exhibits

   Exhibit
   Number
   -------
        *1.1 Underwriting Agreement Basic Provisions dated October 16, 1997 for dollar denominated Securities to be distributed in the United
             States. An Underwriting Agreement relating to Securities to be distributed outside the United States or for Securities
             denominated in foreign currencies or foreign currency units will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
       **1.2 Form of Distribution Agreement.
      ***4.1 Amended and Restated Certificate of Incorporation of Heller
             Financial, Inc. (the "Company").
      ***4.2 Amended and Restated By-Laws of the Company.
       **4.3 Heller FInancial, Inc. Standard Multiple-Series Indenture
             Provisions dated February 5, 1987.
        *4.4 Indenture dated as of September 1, 1995 between the Company and
             State Street Bank and Trust Company, as successor Shawmut Bank
             Connecticut, National Association, as Trustee, with respect to the
             Senior Debt Securities. The form or forms of Senior Debt
             Securities with respect to each particular offering will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
     ****4.5 First Supplemental Indenture dated as of October 13, 1995 between the Company and State Street Bank and Trust Company, as successor to Shawmut Bank Connecticut, National Association, as Trustee,
             with respect to the Senior Debt Securities.
    *****4.6 Second Supplemental Indenture dated as of November 17, 1997 between the Company and State Street Bank Trust Company, as successor to Shawmut Bank Connecticut, National Association, as
             Trustee, with respect to the Senior Debt Securities.
        *4.7 Indenture dated as of September 1, 1995 between the Company and
             State Street Bank and Trust Company, as successor to Shawmut Bank
             Connecticut, National Association, as Trustee, with respect to the
             Subordinated Debt Securities. The form or forms of Subordinated
             Debt Securities with respect to each particular offering will be filed as an Exhibit to a Current Report on Form 8-K and
             incorporated herein by reference.
     ****4.8 First Supplemental Indenture dated as of October 13, 1995 between the Company and State Street Bank and Trust Company, as successor to Shawmut Bank Connecticut, National Association, as Trustee,
             with respect to the Subordinated Debt Securities.
        *4.9 Indenture dated as of September 1, 1995 between the Company and
             State Street Bank and Trust Company, as successor to Shawmut Bank
             Connecticut, National Association, as Trustee, with respect to the
             Junior Subordinated Debt Securities. The form or forms of Junior
             Subordinated Debt Securities with respect to each particular offering will be filed as an Exhibit to a Current Report on Form
             8-K and incorporated herein by reference.
    ****4.10 First Supplemental Indenture dated as of October 13, 1995 between the Company and State Street Bank and Trust Company, as successor to Shawmut Bank Connecticut, National Association, as Trustee,
             with respect to the Junior Subordinated Debt Securities.
  ******4.11 Form of Warrant Agreement to be entered into between the Company and the Warrant Agent (including form of Warrant Certificate).
        4.12 Form of Certificate of Designation, Preferences and Rights for
             Senior Preferred Stock. The form or forms will be filed as an
             Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
 *******4.13 Specimen stock certificate representing Class A Common Stock.

   Exhibit
    Number
   -------
 ********4.14 Amended and Restated Keep Well Agreement between The Fuji Bank,
              Limited and the Company, as amended.
           +5 Opinion of Mark J. Ohringer, Esq., Deputy General Counsel of the
              Company, as to the validity of the Securities.
        +23.1 Consent of Arthur Andersen LLP, independent auditors.
        +23.2 Consent of Mark J. Ohringer, Esq. (contained in his opinion filed as Exhibit 5 hereto).
          +24 Powers of Attorney (included on the signature page hereto).
          +25 Form T-1 Statement of Eligibility and Qualification under the
              Trust Indenture Act of 1939 of State Street Bank and Trust
              Company, under the Indentures for the Senior Debt Securities,
              Subordinated Debt Securities and Junior Subordinated Debt
              Securities.

--------

        + Filed herewith.
        * Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-38545 (filed October 23, 1997).
       ** Incorporated by reference to the Company's Registration Statement on
          Form S-3, File No. 33-11757 (filed February 5, 1987).
      *** Incorporated by reference to the Company's Quarterly Report on Form
          10-Q for the period ended March 31, 1998 (File No. 1-6157).
     **** Incorporated by reference to the Company's Current Report on Form 8-K
          (File No. 1-6157, filed October 18, 1995).
    ***** Incorporated by reference to the Company's Current Report on Form 8-K
          (File No. 1-6157, filed December 4, 1997).
   ****** Incorporated by reference to the Company's Registration Statement on
          Form S-3, File No. 33-21310 (filed April 20, 1988).
  ******* Incorporated by reference to the Company's Registration Statement on
          Form S-2, File No. 333-46915 (filed February 26, 1998).
 ******** Incorporated by reference to the Company's Registration Statement on Form S-3, File No. 333-58723 (filed July 8, 1998).

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (6) To file an application for the purpose of determining the eligibility of the trustee under Subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the Sixth day of August, 1999.

                                          HELLER FINANCIAL, INC.

                                                  /s/ Richard J. Almeida
                                          By: _________________________________
                                                     Richard J. Almeida
                                                Chairman and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below, hereby constitutes and appoints, Lauralee E. Martin, Debra H. Snider and Mark J. Ohringer and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, thereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 6, 1999.

        Signature                             Title
        ---------                             -----
/s/ Richard J. Almeida _   Chairman, Chief Executive Officer
   Richard J. Almeida       (principal executive officer) and Director

__/s/ Michael Conway ___   Director
    Michael A. Conway

/s/ Soichi Hirabayashi _   Director
   Soichi Hirabayashi

__/s/ Taizo Ishikawa ___   Director
     Taizo Ishikawa

___/s/ Takaaki Kato ____   Director
      Takaaki Kato

___/s/ Mark Kessel _____   Director
       Mark Kessel


        Signature                                 Title
        ---------                                 -----
___/s/ Tetsuo Kumon ____   Director
      Tetsuo Kumon

/s/ Dennis P. Lockhart _   Director and President of
   Dennis P. Lockhart       Heller International Group, Inc.

____/s/ Frank Ptak _____   Director
      Frank S. Ptak

_/s/ Masahiro Sawada ___   Director
     Masahiro Sawada

_/s/ Kenichiro Tanaka __   Director
    Kenichiro Tanaka

/s/ Frederick Wolfert __   President, Chief Operating Officer and Director
    Frederick Wolfert

/s/ Lauralee E. Martin _   Executive Vice President and Chief Financial Officer
   Lauralee E. Martin       (principal financial officer)

_/s/ Lawrence G. Hund __   Executive Vice President and Controller
    Lawrence G. Hund        (principal accounting officer)

                                 EXHIBIT INDEX

 Exhibit
 Number                                 Exhibit
 -------                                -------
  5      Opinion of Mark J. Ohringer, Esq., Deputy General Counsel of the
         Company, as to the validity of the Securities.
 23.1    Consent of Arthur Andersen LLP, independent auditors.
 23.2    Consent of Mark J. Ohringer, Esq. (contained in his opinion filed as
         Exhibit 5 hereto).
  24     Powers of Attorney (included on the signature page hereto).
  25     Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of State Street Bank and Trust Company, under the Indentures for the Senior Debt Securities, Subordinated Debt
         Securities and Junior Subordinated Debt Securities.